Exhibit 99.2

Greif, Inc.
Fiscal First Quarter 2026 Earnings Results Conference Call
January 28, 2026

COMPANY PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., President, Chief Executive Officer & Director
Lawrence A. Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Bill D'Onofrio – Greif, Inc., Vice President, Investor Relations & Corporate Development

OTHER PARTICIPANTS
Daniel Scott Harriman – Sidoti & Company, LLC, Research Division
Gabrial Shane Hajde – Wells Fargo Securities, LLC, Research Division
George Leon Staphos - BofA Securities, Research Division
Ghansham Panjabi - Robert W. Baird & Company, Incorporated, Research Division
Matthew Burke Roberts – Raymond James & Associates, Inc., Research Division
Michael Andrew Roxland – Truist Securities, Inc., Research Division

MANAGEMENT DISCUSSION SECTION
Operator
Good day, and thank you for standing by. Welcome to the Greif, Inc. First Quarter 2026 Earnings Conference Call. Please be advised that today's conference is being recorded. I would now like to hand the conference over to your speaker today, Bill D'Onofrio, Vice President of Investor Relations and Corporate Development. Please go ahead.

Bill D’Onofrio
Vice President of Investor Relations & Corporate Development
Good morning, and thank you for joining Greif's Fiscal First Quarter 2026 Earnings Conference Call. Today, our CEO, Ole Rosgaard, will provide a strategy and market update, followed by our CFO, Larry Hilsheimer, with a review of our financial results. Please turn to Slide 2. In accordance with Regulation Fair Disclosure, please ask questions regarding topics you consider important because we are prohibited from discussing material nonpublic information with you on an individual basis.

During today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we will be referencing certain non-GAAP financial measures and the reconciliation to the most directly comparable GAAP metrics that can be found in the appendix of today's presentation.

I'll now turn the call over to Ole on Slide 3.

Ole G. Rosgaard
President, CEO & Director
Thank you, Bill, and thank you all for joining us today. We entered 2026 from a position of strength despite a still muted industrial backdrop. Our Q1 performance demonstrates the progress we are making on two critical fronts: delivering solid financial results in the present while also making progress on our longer-term build-to-last strategy.

During the quarter, volumes performed as anticipated, remaining in line with expectations due to continued softness in the industrial economy. Our EBITDA margin profile continues to improve meaningfully, up 260 basis points year-over-year, which is the result of decisive actions taken on our cost optimization.

As a result, adjusted EBITDA increased 24% versus prior year, and our results came in as expected. Based on this performance, we are reaffirming our 2026 guidance. Following the portfolio rationalization we undertook in 2025, our leverage is now historically low, enabling significant capital flexibility to create shareholder value.

In Q1, we completed $130 million of the $150 million share repurchase program we announced 3 months ago, given our strong free cash flow projection for the year with a conversion ratio of 50%, we fully anticipate remaining well below a leverage of 2x. Our strong free cash flow generation and balance sheet strength allows us to fund value-accretive organic growth, including growth CapEx in our existing operations and higher-return end markets. As we drive growth externally, we are also accelerating internal transformation.

Our run-rate cost optimization is now at $65 million. which reflects primarily SG&A actions taken early in fiscal 2026, which will benefit EBITDA for the majority of the year as contemplated in our original guidance. As a reminder, our fiscal 2026 year-end run-rate commitment is $80 million to $90 million. We are confident in the progress we are making, and we believe we are demonstrating our ability to manage the present while continuing to shape the future.

Please turn to Slide 4. Our end market performance reflects the reality of broader economic conditions remaining soft. In customized Polymer Solutions, demand was essentially flat overall. IBC volumes were up low-singles, small containers down low-singles and large containers down mid-single digits due to continued industrial softness.
This is consistent with our expectations heading into the year. And we expect small containers to sequentially improve into Q2 as ag seasonality picks up.

Durable Metals Solutions remained under pressure with softness across regions, especially with chemical customers. We continue to focus this business on cost discipline and cash generation. Sustainable Fiber Solutions saw volume declines in converting due to North America industrial softness, but the mills ran at solid operating rates throughout the quarter.
Innovative Closure Solutions volumes declined high-singles from both metal and polymer closure demand, driven by the industrial softness I just spoke on. Importantly, total sales, which reflect sales both direct to third parties and sold through our polymers and metals businesses were approximately flat due to strong price/mix with volume down only mid-singles.

This shows that our highest-performing products remained the most resilient in the quarter. Overall, Q1 performance was consistent with our expectations and reflects our ability to improve margins through disciplined execution even in a muted industrial environment.

With that context, I'll turn it over to Larry to walk through the financials on Slide 5.

Lawrence Allen Hilsheimer
Executive VP & CFO
Thank you, Ole, and hello, everyone. Adjusted EBITDA for the quarter increased 24% and margins improved 260 basis points to 12.3%, reflecting improved price cost and the significant benefit of structural cost optimization. While Q1 adjusted free cash flow was lower year-over-year, this is primarily due to the inclusion in the prior year of cash flow from recently divested businesses.

Excluding that impact, the core cash engine in continuing operations improved year-over-year, supported by EBITDA growth, lower interest expense following deleveraging and reduced maintenance capital post our containerboard sale. As we discussed last quarter, Q1 is seasonally the lowest quarter for free cash flow and we have full confidence in our full year low-end adjusted free cash flow guidance of $315 million, an approximate 50% conversion expectation.

Our earnings strength showed in our earnings per share results up 140% year-over-year, driven by higher EBITDA, lower interest expense despite year-over-year increased tax expense. Please turn to Slide 6. In Customized Polymers, gross profit was down on approximately flat volumes due to primarily product mix despite cost optimization gains.

Durable Metals gross profit was slightly up and improved year-over-year primarily from structural cost optimization. Fiber sales were impacted by the demand softness we anticipated and discussed during our Q4 call. Margins, however, expanded year-over-year driven by cost discipline and favorable year-over-year pricing in OCC costs.

Innovative Closure sales is presented as total sales to properly reflect the margin profile as gross profit reflects profitability of both direct external sales and external sales sold through the Metals or Polymers businesses.

Net sales does not include the external sales sold through the Metals and Polymers businesses. Total sales were roughly flat year- over-year, but gross profit was up due to strong mix and continued benefits from our cost optimization. Please turn to Slide 7. We are reaffirming our low-end 2026 guidance of $630 million in adjusted EBITDA and $315 million in adjusted free cash flow.

As discussed in Q4, this guidance reflects significant structural cost optimization, year-over-year price cost changes in fiber as reflected in RISI as of our Q4 call and net flat volumes for the full year. Our Q1 results came in largely consistent with our guidance expectations. Price and raw material costs were slightly better than planned, volumes and manufacturing costs slightly behind in SG&A in line.

No individual bucket change was material and the net impact of all these elements was consistent to our expectations, giving us confidence in reaffirming guidance. Please turn to Slide 8. Our capital allocation framework remains focused on pursuing margin- accretive organic growth and delivering high return on invested capital.

Our leverage is historically low and our maintenance CapEx needs are significantly reduced from last year, both of which free up capacity to pursue high-return organic growth investments. We intend to continue to increase our dividend over time and have completed -- nearly completed the $150 million share repurchase program we announced last quarter. We continue to believe our stock is still one of the most compelling value propositions we can invest in.

And as such, in December, our board approved a new $300 million share repurchase authorization. We will execute on this new authorization in a disciplined manner, incorporating repurchases as part of our ongoing and balanced capital allocation with a goal to repurchase up to 2% of our shares outstanding annually.

As Ole mentioned, we can achieve these goals while still remaining well below our 2x leverage. That balance sheet strength and our strong free cash flow generation allow us to accelerate organic investment funding growth CapEx within our existing operations and higher return end markets, even in a muted macro environment. Please turn to Slide 9 for closing remarks from Ole.

Ole G. Rosgaard
President, CEO & Director
Thanks, Larry. As we look ahead, we remain grounded in the realities of a still cautious demand environment, but we are not standing still. We're executing on cost, on capital and on strategy. The work we've done to transform Greif is not cyclical, it's structural, and it shows how we perform, how we invest and how we allocate capital.

My sincere thanks to our colleagues all around the world for driving this transformation with me. We remain focused on managing the present while also building the next era of durable value creation for Greif. Thank you for your support. Operator, please open the lines for questions.

QUESTION AND ANSWER SECTION
Operator
Our first question will be coming from Gabe Hajde of Wells Fargo Securities LLC.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division
Ole, Larry, I wanted to ask, I mean, you guys have been operating sort of in this muted environment now for 3 years and have done a really good job of kind of hitting the low end guidance and even moving up a little bit.

I'm curious, Larry, you kind of talked about some costs coming in a little bit better, and that gives you confidence in the full year -- but the volume performance here in fiscal Q1 was maybe a little bit even below what we were expecting.

So was there anything, I guess, as the quarter progressed from an inventory management standpoint from your customers, that jumps out at you. And then just being a little bit more back-end weighted, I'm curious if you can talk about trends in the fiscal Q2 so I said it kind of implies a pretty good ramp up into the back half of the year on the volume side.

Ole G. Rosgaard
President, CEO & Director
Yes. Thanks, Gabe. I mean, I have to say that, I mean, demand conditions, they remain muted and in particular, across fiber and steel and that's like reflecting the continued pressure in both industrial and chemical end markets. In some of our end segments, you will see some seasonality in there which will pick up during the Q2.

But importantly, the environment really is not changing. Last week, I visited about 8 customers in various parts of the world and the message is really the same - conditions are still muted. But importantly, that doesn't mean we're standing still, as you quite rightly pointed out. Our commercial teams are executing with intent we are really transforming our commercial team to hunters from farmers.

We are deploying capital for organic growth. We're adding capacity in spots where we can see we can sell that capacity.So we are being extremely aggressive in the market in that respect.

Lawrence Allen Hilsheimer
Executive VP & CFO
One thing to supplement what Ole said is we have seen volume trajectory in our small plastics start Q2 in a very positive way.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division
Okay. And then I guess on the OCC front, any insights there? I know you guys obviously have the recycling operations. It seems like expectations are still for pretty flat here in the first, call it, half of '26, anything that you point out for us there?

Lawrence Allen Hilsheimer
Executive VP & CFO
I just agree with that. That's our feeling as well, Gabe.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division
Okay. And CapEx, you called out a couple of growth projects. It sounds like it's mostly small format plastics. Any particular geography or area that you want to call out for us?

Ole G. Rosgaard
President, CEO & Director
I mean it is sort in various regions. We have -- in Europe, we are deploying additional capacity where we have like really, really good business cases on it. We have, like in Africa, where I've just been, we have like the whole mining sector in Southern Africa is -- I won't call it is exploding, but it's picking up significantly due to the run on precious metals.

And a lot of the products we manufacture in that part of the world actually goes into mines. So that regionally, when we add capacity in this respect, we get the ROIC on it almost immediately. We have added capacity in India. And last year, we did it in Singapore as well. for specific customers where we end up with long-term contracts. So I'm confident that we will see that continue. And the opportunity is certainly there.

Operator
Our next question will be coming from George Staphos of Bank of America Securities.

George Leon Staphos
BofA Securities, Research Division
On the topic of volume, I was hoping you might be able to give us a bit more color in terms of what you're seeing with metal.
Recognizing, as you said, maybe things were a little bit weaker but not terribly out of line.

Where are you seeing some strength, if at all, within the end markets within metal where are things perhaps weaker. And I remember, Larry and how you had been expecting some pickup to be helpful in housing if it were to occur relative to your business overall? Any thoughts on what you're seeing out of your markets that are exposed to housing at this juncture?

Ole G. Rosgaard
President, CEO & Director
I'll make a comment first and then Larry has done some research on housing so he’ll follow-up on that. Obviously, for our metal, the biggest segment that the end segment is chemicals and chemicals, one of their large segments is housing.

We have not seen any pickup there and demand remains muted as I said. And it's all -- when housing picks up and when we see an improvement there, we will see an improvement - the mining aspect I mentioned earlier could be an important one because when you do mining, you don't bring anything out of the mine, so all the equipment you have in the mine needs a lot of lube all the time, and that's brought into the mines in metal containers and you leave those metal containers in the mines in disused shafts that become landfills, you don't bring it up. You can't bring polymer products in a mine because if it catches fire then you have toxic fumes. But as I said, the metals, we are managing that for cash.

So I'll let Larry comment on housing side.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, George, it's interesting. There have been a couple of headlines in the last couple of months of resale of existing homes ticking up a bit, I think in like November may have been 5%. It's nice to see the headline. It's interesting to get a little bit underneath it, I think we've shared before that existing home sales are at 1995 levels.

What's more, I guess, I'll call it interesting. And I look at it as interesting because I think it truly is an upside because I do believe it will turn at some point. Existing home sales today are actually on a population-adjusted basis at the levels of 1982 - 1982 had 16% mortgage rates, and we were in a recession. And so they are really decimated.

And as we've said before, when people go to sell an existing home, they spend money to fix it up, do all this. The new person moves in and tears out what everybody else fixed up - buys new appliances, paints, buys new furniture. So it really is a big driver for the chemicals industry and us, but it is not there yet.

I guess the positive I take of it is it's become a real issue for the current administration. You can see Trump talking about not allowing corporate investment in housing, you also see some discussion of portable mortgages, which is an interesting concept that's been in the U.K. for quite some time.

So there's a lot of focus on it. But it really gets down to what're the resale prices and what's the interest rate.

George Leon Staphos
BofA Securities, Research Division
Okay. I appreciate that, Larry. Two last ones then I'll turn it over, and I'll ask them together. One, can you remind us where you think the price cost on fiber will sort of anniversary right now, things are good. Is that a second half issue? Or should you be running relatively positively throughout the year?

And then margins in polymers were a little bit weaker than we were expecting. I know gross margin wasn't down as much EBITDA was down a bit more than we were expecting. What was driving that? And what are the implications going forward?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. I'll take the -- yes is the answer on the fiber question. It will be later part of the second half of the year that, that will annualize.

On the polymer side, it really is just a mix issue. So we were down somewhat, and we expect this on our small polymers and our large plastic drums, which are better margin products than the IBCs where volumes were up a bit. and medium.

So really, it was just a mix issue, George, not anything on the cost or the price side.

Ole G. Rosgaard
President, CEO & Director
George, just to elaborate that on polymer gross profit margins, they were slightly lower year-over-year in Q1, primarily driven by the mix and manufacturing costs, as Larry pointed out. Volumes were also lower in small plastics and large plastics and they are among our higher-margin polymer products.

And overall, that reduced contribution from those products that had a short-term impact on margins. And then lastly, manufacturing costs across our network were higher. We are actively addressing manufactured costs, and we expect that to improve as the year progresses.

George Leon Staphos
BofA Securities, Research Division
It just seems like EBITDA margin delta was worse than the gross margin delta. Anyway, I'll turn it over. If you have any thoughts on that, we'd take them otherwise good luck in the quarter.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, George, it's back to the issue that we've talked about and why we move to gross profit. It gets to be the allocation issue of overhead cost is what the driver on the EBITDA differences.

Operator
And our next question will be coming from Mike Roxland of Truist Securities.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
Ole, Larry, Bill and Dan. Just wanted to follow up quickly on volumes. Obviously, declining about 5% in 1Q, the EBITDA guide assumes flat, maybe slightly up volumes for the year. What gives you confidence that volumes are going to improve? And if volumes do remain weak, when I say weak, maybe flat, down low single digits. What does that imply for your EBITDA guide for the year?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. I'll hit the EBITDA guidance here. I'll just repeat. We are extremely confident it's why we go with the low-end guidance. There's various elements that go into that. But on the volume side, we had expected Q1 to be low in some products is a little lower. As I said earlier, we're seeing a pickup in the small plastic volumes going now. And as Ole mentioned and he'll add something here, too, but the -- we're very optimistic about our commercial team and the incentives that we put in place in the early things that we're seeing out of those efforts. But Ole?

Ole G. Rosgaard
President, CEO & Director
Yes. First, the bridge was never built on Q1 year-over-year performance. It reflects how we expect volumes to progress and normalize across the year. And as we have established, Q1 came in softer than last year, but nothing we saw a changes our full year view.

And importantly, as Larry said, our commercial teams remain extremely active. As I mentioned, we have done a lot of organizational changes in the company. We have transformed or are transforming our global commercial organization from farmers to hunters. We are changing or have been changing the incentive program for that.

We are targeting CapEx where we see organic growth opportunities, and we do that in a very disciplined way, where we're targeting short-term gains. And basically, we've already seen customer wins and share of wallet gains with existing customers, which again supports our confidence in volume progressing as the year unfolds.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
That's very helpful. And so basically, what it comes down to as volumes were weaker in 1Q, but given some of the commercial activities that you're seeing, you think those wins should creep up or should occur sometime in the back half that will allow you to achieve your volume guide for the year. Is that fair?

Ole G. Rosgaard
President, CEO & Director
Absolutely. That's fair.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
Got it. And just one quick follow-up. With the -- just following up on George's question regarding the price cost spread in fiber -- I thought that was going to be more of – I thought you lapped that in fiscal 2Q. And if that's the case, I mean, what is the company doing to address that headwind as you lap that?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. I mean you saw the $40 a ton in URB was last May, rolled in, in June and July, and the OCC was through the last part of the year. So it's that second half of our year with more of it coming in the last quarter just because of the way some of the contractual pass-throughs work. That's all it is, Michael.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
Got it. Okay. Perfect. And then one last question. Just you mentioned, I think, last quarter deploying a very unique proprietary form of barrier technology. Only -- you said you guys are the only ones to have that. Wondering if you could provide any more color around the technology, what it does, the competitive advantage it gives you? And have you received any orders on that -- we are you using that technology.

Ole G. Rosgaard
President, CEO & Director
Yes. It's called SiOx technology. We have received orders. We have -- the first machine is fully operational in France. We have 3 more machines in production that will be deployed during this year. and that will be followed by further machines. And so far, very good, actually.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. The financial impact for this year is not significant, Michael, but we are very, very optimistic about this technology and its impact -- and we're ramping it up.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
Good luck in the quarter.

Operator
And our next question will be coming from Matt Roberts of Raymond James.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
Ole, Larry, Bill going to start in fiber. I think you noted converting was down mid-single digits this quarter, which I believe is down from low single-digit decline seen last quarter. And on the operating rates, I believe you said last quarter it was 90% the quarter before that 95% and now solid.

So maybe where are operating rates trending now versus those prior 2 quarters? And does that support price that was previously taken and in tubes and cores, I understand you’re lapping some paperboard supply cuts that were in 2025. When do we lap those? When should we expect tube and cores and fiber more generally to return to growth?

Ole G. Rosgaard
President, CEO & Director
Yes. So I mean, first of all, the URB mills that took about, I think, about 14,000 tons of economic downtime in Q1, but that was all due to converting softness. And then converting saw similar MSD declines. And the largest driver is basically the paper industry where we supply cores for SBS and CRB grades. We do expect fiber profitability to improve sequentially. There's a lot of activities in the pipeline.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
That's helpful. And on the price cost, Larry, last quarter you gave a bridge of $30 million in price cost, I think $18 million of that was in the URB price and lower OCC it sounds like there aren't any changes in expectations from OCC or URB price.

But any other impacts or puts and takes from nonmaterial impacts, whether that be energy or freight?

Lawrence Allen Hilsheimer
Executive VP & CFO
No. I mean it's -- there's a lot of things going on. I mean, obviously, Matt, I mean, like we're doing a really great job on our cost takeouts. I mean you've probably read about health care cost inflation across all industries in the U.S. So we're beating those inflation impacts and still delivering on what we have.

But in terms of any differences relative to what we laid out in our Q4 guidance walk. There aren't any other than just getting down to, for example, we've now cut 10% of our headcount. On the professional side, we're up to 220 headcount reductions. We continue to work that, and those are focused on our overall objective, but also overcoming inflationary challenges.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
That's very helpful. And if I can get one last one in. Just on the repurchase I think you said $130 million of the $150 million was exhausted during the quarter. Is that remaining $20M, is that still outstanding utilized quarter-to-date?

Or was it replaced by the $300 million and on that $300 million I know you committed now to that 2% annual buyback. Should we expect any more in 2026? Or is that more 2027 given you've already about doubled that target so far in '26?

Ole G. Rosgaard
President, CEO & Director
I'll do the first part. So we've done $130 million, and we still have $20M remaining. That will probably be concluded up to the summer here. The price of the B shares obviously helps that at the moment. And then what happens next? I'll leave for Larry to...

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. I mean -- so the $300 million is incremental to the $150 million, Matt, and yes, then, our go-forward intention is to do roughly 2%. But we think our stock is a very good buy, and we could end up deciding to talk to our board about more than that, but we're committed to the 2% level going forward and obviously subject to our Board's approval.

Operator
Our next question will be coming from Daniel Harriman of Sidoti & Company.

Daniel Scott Harriman
Sidoti & Company, LLC
I wanted to follow up on the prior share repurchase question and you guys have been very clear in recent calls and your focus to deploy capital where you see the highest returns. So with the $130M repurchased in the recent quarter, I'm just curious how should we think about the cadence of the $300 million authorization versus potential acquisitions as you guys look to reach some of your longer-term EBITDA and free cash flow targets.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, Daniel. I mean we'll be flexing depending on what we see in terms of the markets and where our stock price is and what's going on in our M&A pipeline, which -- we continue to have a robust pipeline of tuck-ins, small tuck-in deals, but our big focus is organic growth, but we're also active. So we'll just be reacting to where the market is and where we're at on capital deployment needs internal and external.

Ole G. Rosgaard
President, CEO & Director
If I could just supplement that on deploying capital. Our focus is organic growth - no doubt about it. And when we see an M&A deal that can complement that, and it's a tuck-in and it fits our criteria, then we will approach that in a disciplined way. But our primary focus is organic growth.

Daniel Scott Harriman
Sidoti & Company, LLC
All right. Congrats on your continued execution.

Operator
And I would now like to turn the conference back to Ole Rosgaard for closing remarks.

Ole G. Rosgaard
President, CEO & Director
Thank you very much and thank you again for your interest and for your time and for your questions today. Greif has entered fiscal 2026 with strong momentum. Our 24% increase in EBITDA dollars, expanding EBITDA margins and meaningful cost reductions demonstrate our ability to drive returns in the muted demand environment.

We have also reduced leverage to 1.2x while returning approximately $130 million to shareholders through disciplined share repurchases as discussed. This performance underscores the strength of our portfolio, the effectiveness of our operating model and our ability to convert execution into results.

Our strategy is working, and we are positioned to continue delivering durable earnings and cash flow improvements. Have a great rest of your day. Thank you.

Operator
This concludes today's program. Thank you for participating. You may now disconnect.